Exhibit 10.3

LUXURBAN HOTELS INC.

MODIFICATION TO
CONSULTING AGREEMENT

This Modification revises as specifically set forth herein the Consulting Agreement (the “Agreement”) by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Brian L. Ferdinand (the “Consultant”), effective as of April 22, 2024 (the “Effective Date”). Specifically:

1. Section 3(a) is hereby modified such that no Consulting Fee shall be paid or be payable by the Company to the Consultant at any time, including any such fee that has accrued prior to the date hereof, and in exchange therefore the Company hereby grants to Consultant, subject to the provisions of this Modification, 5,692,600 restricted shares of the common stock of the Company (the “Consulting Fee Shares”), based on the $1.8 million aggregate Consulting Fees that was otherwise payable by the Company to Consultant during the three-year term of the Agreement divided by $0.3162, which is the average per-share last sale price as reported by the Nasdaq Capital Market for the five consecutive trading days ending prior to the date hereof. The elections made in this Section 1 by the parties shall be irrevocable.

2. Each party hereto agrees that no other cash amounts are currently owed to the Consultant under the Agreement and any claims to the contrary are hereby waived.

3. Consultant hereby acknowledges that while the terms hereof are irrevocable by either party, the Consulting Fee Shares will not be issued to him until the date that all of the following has occurred (a) Company has filed an amendment to its certificate of incorporation with the State of Delaware increasing the Company’s authorized capital as described in the Company’s preliminary information statement filed with the Securities and Exchange Commission on May 29, 2024, (b) if applicable, any lock-up or standstill entered into by the Company prior to such time that prohibits the Company from issuing shares of common stock hereunder has expired, including any such provision contained in any underwriting agreement between the Company and any underwriter that has conducted or will conduct an underwriter offering for the Company and (c) the Company has obtained the necessary vote of a majority of the outstanding common stock approving an increase of the Company’s 2022 Equity Incentive Plan from 8 million shares to at least 20 million shares (“Subject Plan Increase”) (the date of the last of the foregoing to occur, the “Effective Date”).

4. The Company will use commercially reasonable efforts to cause a stockholder vote on the Subject Plan Increase to occur on or prior to November 15, 2024. The Consultant hereby irrevocably agrees to vote or cause the vote of all shares beneficially owned by him in favor of any proposal to effect the Subject Plan Increase that is put to a vote of the stockholders of the Company. Additionally, at such time as the Company advises the Consultant that it will put the Subject Plan Increase to a vote of the stockholders (including notice through the filing of a proxy statement with the SEC), the Consultant will promptly exercise all penny warrants owned by him as necessary to allow him to timely and properly vote sell shares issued thereunder in favor of the Subject Plan Increase. The Consultant agrees that a condition to any sale or transfer by him or any affiliate controlled by him of shares or warrants of the Company (other than a bona fide good faith sale to nonaffiliates through arm’s length public market sales), shall be that the purchaser or transferees agrees to be bound by the provisions of this Section 4.

5. Consultant acknowledged and agrees that the Consulting Fee Shares will be restricted and not saleable or transferable without an effective registration available under the Securities Act of 1933, as amended (the “Act”) or an exemption from such registration requirements under the Act and that the undersigned must consult with his or her own tax and legal advisors to determine if he or she will file an 83(b) election with respect to the Compensation Shares and to timely make such election if so desired and the tax implications of being issued Compensation Shares in lieu of cash salary.

6. The Company and the Consultant irrevocably agree that the Consulting Fee Shares will be issued pursuant to a restricted stock award agreement in form customarily utilized by the Company with respect to grants of restricted shares under the 2022 Plan and that execution of same by the undersigned will be a prerequisite to the Company’s issuance of such shares and that same shall not be effective until the Effective Date. The Company hereby irrevocably agrees to issue such shares promptly after the Effective Date and execution by the recipient of the aforementioned restricted stock award agreement.

7. If the Subject Plan Increase has not occurred and the Consulting Fee Shares issued to the Consultant on or prior to November 15, 2024, the Consultant shall have a one-time right, exercisable by written notice to the Company on or prior to December 4, 2024, to put to the Company all rights to receive the Consulting Fee Shares for $1.8 million, payable as follows: (a) $1,250,000 on or prior to December 31, 2024, and (b) $600,0000 evidenced by a senior promissory note with all perfected pledges but subordinated to any current senior debt payable in 12 monthly installments of $50,000 each with interest thereon at 8% per annum. Payment under such note thereafter shall be conditioned upon the Consultant not being terminated for Cause or terminating his consulting with the Company without Good Reason as provided by the Agreement.

8. In the event the Consultant breaches the Agreement and is terminated for Cause or terminates the Agreement without Good Reason, the Company shall be entitled to recapture from Consultant (and Consultant agrees to promptly return) that number of Consulting Fee Shares prorated for the then remaining term of the Agreement, or if all such shares have been sold of transferred by the Consultant to third parties in valid good faith transactions, the payment of an amount of cash by Consultant to the Company equal to the cash Consulting Fee prorated for the then remaining term of the Agreement.

9. Provided that the Consulting Agreement has not then been terminated by the Company for Cause or the Consulting without Good Reason, in the event of any liquidity event that would result in the distribution of cash or assets to the holders of the then outstanding common stock of the Company as a whole at time prior to the issuance to the Consultant of the Consulting Fee Shares, the Company shall either cause all Consulting Fee Shares to be issued to the Consultant prior to such event, or shall pay the Consultant a cash amount equal to that which would have been distributed to him from such event (including any future earnout or other payments to stockholders following the initial closing of any such event).

10. The Consulting Agreement remains in force and effect as modified by this Modification.

IN WITNESS WHEREOF, the parties hereto have duly executed this Modification effective as of June 7, 2024.

CONSULTANT:

/s/ Brian L. Ferdinand
BRIAN L. FERDINAND

LUXURBAN HOTELS INC.

By:	/s/ Michael James
Michael James
Chief Financial Officer